As filed with the Securities and Exchange Commission on August 12, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVIDBANK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

California	26-1731009
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1732 North First Street

6th Floor

San Jose, CA 95112

(Address of principal executive offices)

Avidbank Holdings, Inc. 2022 Equity Incentive Plan, as amended

(Full title of the plan)

Mark D. Mordell
Chairman, President and Chief Executive Officer
Avidbank Holdings, Inc.
1732 North First Street, 6th Floor
San Jose, CA 95112
Tel: (408) 200-7390
(Name, address and telephone number of agent for service)

With a copy of all communications to:

Craig D. Miller, Esq.
Veronica Lah, Esq.

Manatt, Phelps & Phillips, LLP
One Embarcadero Center, 30th Floor
San Francisco, California 94111
Tel: (415) 291-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Avidbank Holdings, Inc. (the “Company” or the “Registrant”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), to register: (i) 610,425 shares of the Company’s common stock, no par value, (“Common Stock”) that may be issued by the Company pursuant to the grant, exercise or settlement of awards granted under the Avidbank Holdings, Inc. 2022 Equity Incentive Plan, as amended (the “2022 Plan”) and (ii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2022 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1. and 2. Plan Information; Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in “Item 1. Plan Information” and in “Item 2. Registrant Information and Employee Plan Annual information” of Form S-8 will be sent or given to participants in the 2022 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we have filed with the SEC. The information relating to us contained in this Registration Statement should be read together with the information in the documents incorporated by reference.

We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary):

(a).	The prospectus filed by the Registrant pursuant to Rule 424(b)(4) of the Securities Act with the SEC on August 8, 2025 relating to the registration statement on Form S-1, as amended (File No. 333-288743), and the registration statement on Form S-1 (File No. 333-288743), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b).	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the year covered by the latest prospectus filed by the Company referred in (a) above; and

(c).	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (File No. 001-42792) filed with the SEC under Section 12(b) of the Exchange Act on August 7, 2025, including any amendments or reports filed for the purpose of updating such description; and

(d).	All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of California and is governed by the California Corporations Law, as the same exists or may hereafter be amended (the “CCC”). Section 317 of the CCC provides that a California corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Section 317 of the CCC further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under the CCC.

Section 204(a)(10) of the CCC provides that a corporation’s articles of incorporation may include provisions eliminating or limiting the personal liability of a director for monetary damages for breach of fiduciary duties as a director, except for liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) for interested party transactions that violate Section 310 of the CCC, (vii) loan guaranties contrary to Section 315 of the CCC or (viii) for unlawful payment of dividends, distributions or distributions of assets to shareholders after institution of dissolution proceedings that violate Section 316 of the CCC.

Our articles of incorporation provide for the elimination of liability for our directors for monetary damages to the fullest extent permissible under the CCC and authorize us to indemnify our directors and officers in excess of the indemnification otherwise permitted by Section 317 of the CCC, subject only to the applicable limits set forth in Section 204 of the CCC with respect to actions for breach of duty to the corporation and its shareholders.

Our amended and restated bylaws provide that we shall indemnify any person who is or was our director, officer, or employee or was serving at our request as a director or officer of another corporation or enterprise to the fullest extent authorized by law. Our amended and restated bylaws further provide that we must pay expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if required by CCC, such payment of expenses will only be made upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

We have also entered into indemnification agreements with each of our directors and executive officers to provide additional indemnification to the maximum extent permitted by law and provide for the advancement of expenses before the adoption of any processing your receipt of an undertaking to repay such amount if the agent is ultimately determined not entitled to indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, the Exchange Act and otherwise.

The foregoing is only a general summary of certain aspects of California law and our governing documents and agreements dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to our articles of incorporation and amended and restated bylaws, as well as the form of indemnification agreement we have entered into with our directors and executive officers, all of which are filed as an exhibit to this registration statement, and to the relevant provisions of the CCC.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers or for persons controlling us under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, section 18(k) of the FDI Act and implementing regulations of the FDIC. These laws and regulations prohibit, among other things, indemnification payments with respect to an administrative proceeding or civil action if the director or officer is assessed a civil money penalty or removed from his or her position at the Company or the Bank.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s registration statement on Form S-1 filed on July 18, 2025)
3.2	Third Amended and Restated Bylaws, as amended (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1 filed on July 18, 2025)
4.1	Form Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s registration statement on Form S-1 filed on August 4, 2025)
5.1	Opinion of Manatt, Phelps & Phillips LLP
23.1	Consent of Manatt, Phelps & Phillips, LLP (contained in Exhibit 5.1)
23.2	Consent of Crowe LLP, independent registered public accounting firm
24.1	Power of Attorney (contained on signature page hereto)
99.1	Avidbank Holdings, Inc. 2022 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.10 of the Registrant’s registration statement on Form S-1 filed on July 18, 2025)
107	Calculation of Filing Fee Table

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on August 12, 2025.

AVIDBANK HOLDINGS, INC.

By:	/s/ Mark D. Mordell
Mark D. Mordell
Chairman, President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned officers and directors of Avidbank Holdings, Inc., do hereby constitute and appoint Mark D. Mordell and Patrick Oakes, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution for them in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Mark D. Mordell	President, Chief Executive Officer and Chairman	August 12, 2025
Mark D. Mordell	(Principal Executive Officer)

/s/ Patrick Oakes	Executive Vice President and Chief Financial Officer	August 12, 2025
Patrick Oakes	(Principal Financial and Accounting Officer)

/s/ Kristofer W. Biorn	Director	August 12, 2025
Kristofer W. Biorn

/s/ James F. Deutsch	Director	August 12, 2025
James F. Deutsch

/s/ Diane J. Flynn	Director	August 12, 2025
Diane J. Flynn

/s/ Lisa B. Hendrickson	Director	August 12, 2025
Lisa B. Hendrickson

/s/ Linda R. Morris	Director	August 12, 2025
Linda R. Morris

/s/ Bryan C. Polster	Director	August 12, 2025
Bryan C. Polster

/s/ Michael F. Rosinus	Director	August 12, 2025
Michael F. Rosinus

/s/ Robert H. Scott	Director	August 12, 2025
Robert H. Scott

/s/ Marc J. Verissimo	Director	August 12, 2025
Marc J. Verissimo